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Exhibit 10.9

EMPLOYMENT AGREEMENT
(Jan L. Murley)

        This EMPLOYMENT AGREEMENT (the "Agreement") is dated October    , 2003, by and between The Boyds Collection, Ltd., a Maryland corporation (the "Company) and Jan L. Murley (the "Executive").

        WHEREAS, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment; and

        WHEREAS, Executive desires to accept such employment and enter into such an agreement.

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

        1.    Term of Employment.    Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on October    , 2003 (the "Commencement Date") and ending on the third anniversary of the Commencement Date (the "Employment Term"), on the terms and subject to the conditions set forth in this Agreement; provided, that, commencing on the third anniversary of the date hereof and on each anniversary thereafter (each an "Extension Date"), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto written notice at least 180 days prior to the next scheduled Extension Date that the Employment Term shall not be so extended, in which case the Employment Term shall end on such next scheduled Extension Date. For purposes of this Agreement, the "Employment Term" shall include any such additional one-year periods of employment hereunder.

        2.    Position.

          a.     During the Employment Term (so long as Executive remains employed hereunder), Executive shall serve as the Company's Chief Executive Officer, and, in such capacity, shall be the most senior executive officer of the Company. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the "Board"), which shall be consistent with the duties and authority of chief executive officers at public corporations of similar size and type. The Company shall also use its reasonable best efforts to cause Executive, at all times during the Employment Term, to be appointed as a member of the Board. If so appointed, Executive shall serve on the Board without additional compensation.

          b.     During the Employment Term (so long as Executive remains employed hereunder), Executive will devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided, that, nothing herein shall preclude Executive, subject to the prior approval of the Board, from continuing to serve as a member of the board of directors of The Clorox Company or from accepting appointment to any additional directorships or trusteeships, provided, in each case and in the aggregate, that such activities do not interfere with the performance of Executive's duties hereunder or conflict with Section 9 of this Agreement.

        3.    Base Salary.    During the Employment Term (so long as Executive remains employed hereunder), the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $500,000, payable in regular installments in accordance with the Company's usual payment practices. The Base Salary shall be reviewed annually by the Board, and Executive shall be entitled to such increases in Executive's Base Salary, if any, as may be determined from time to time in the sole discretion of the Board.

        4.    Annual Bonus.    With respect to each full fiscal year of the Company (a "Fiscal Year") occurring during the Employment Term, Executive shall be eligible to earn an annual bonus award (an

"Annual Bonus") of up to 200% of the Base Salary, with a target annual bonus of 100% of the Base Salary (the "Target Bonus"). Fifty percent (50%) of any such Annual Bonus shall be earned based on budgetary goals to be achieved during the applicable Fiscal Year as agreed to by the Board and Executive, and 50% of any such Annual Bonus shall be earned based on Executive's achievement of certain individual performance goals established by the Board. All performance goals shall be established as set forth herein no later than the last day of the first quarter of the Fiscal Year to which such Annual Bonus relates. For Fiscal Year 2003, Executive shall receive a pro rata portion of Executive's Target Bonus based on the number of days Executive actually performs services hereunder during Fiscal Year 2003.

        5.    Equity Arrangements.

          a.     Purchase Equity.

          (i)    On December 1, 2003, Executive shall purchase from the Company 100,000 shares of common stock of the Company ("Common Stock") at a per share purchase price equal to the closing trading price of one share of Common Stock on November 28, 2003 or, if no sale of shares of Common Stock shall have been reported on such date, then the immediately preceding date on which sales of shares of Common Stock were so reported. Executive shall not be permitted to sell such shares while she is employed hereunder other than pursuant to that certain Sale Participation Agreement, dated as of                        , 2003, by and between Executive and KKR 1996 Fund L.P. (the "Sale Participation Agreement"), substantially in the form attached hereto as Exhibit A, or with the express written consent of the Board.

          (ii)   Executive understands and agrees that the certificate (or certificates) representing such 100,000 shares of Common Stock shall bear a legend noted conspicuously on such certificate in substantially the following form. "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE SALE PARTICIPATION AGREEMENT, DATED AS OF            , 2003, BY AND BETWEEN KKR 1996 FUND L.P. AND JAN MURLEY AND THE EMPLOYMENT AGREEMENT, DATED AS OF OCTOBER    , 2003, BY AND BETWEEN THE BOYDS COLLECTION LTD. (THE "COMPANY") AND JAN MURLEY, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY AND WHICH, AMONG OTHER MATTERS, PLACE RESTRICTIONS ON THE SALE OF SUCH SHARES. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH AGREEMENTS. IN ADDITION, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF ONLY PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

          (iii)  On or before March 15, 2004, the Company shall file with the Securities Exchange Commission a registration statement on Form S-8 registering the re-sale by Executive of such 100,000 shares of Common Stock, which registration statement shall apply only to a re-sale occurring after Executive's employment hereunder is terminated.

          b.     Stock Options.    On the Commencement Date, the Company shall grant to Executive nonqualified stock options to purchase an aggregate of 850,000 shares of Common Stock (the "Options"), pursuant to and in accordance with the terms of one or more of the following plans sponsored by the Company: 2001 Option Plan for Key Employees of The Boyds Collection, Ltd., 2000 Option Plan for Key Employees of The Boyds Collection, Ltd., 1999 Option Plan for Key Employees of The Boyds Collection, Ltd., and 1998 Option Plan for Key Employees of the Boyds

  Collection, Ltd. and the related Non-Qualified Stock Option Agreements, substantially in the forms attached to this Agreement as Exhibit B, C, D and E to be entered into by and between Executive and the Company (together, the "Option Documents"). The Options will have a per share exercise price equal to 100% of the Fair Market Value (as defined in the applicable Option Documents) of Common Stock on the Commencement Date.

        6.    Employee Benefits.    During the Employment Term (so long as Executive remains employed hereunder), Executive shall be provided, in accordance with the terms of the Company's employee benefit plans as in effect from time to time, health insurance and short term and long term disability insurance, retirement benefits and fringe benefits on the same basis as those benefits are generally made available to other senior executives of the Company. In addition, the Company shall provide Executive with life insurance that provides a $4 million benefit upon Executive's accidental death and $2 million upon death otherwise typically covered by life insurance policies maintained by the Company for its other senior executives (collectively with the benefits described in the prior sentence, the "Employee Benefits").

        7.    Business Expenses and Perquisites.

          a.     Expenses.    During the Employment Term (so long as Executive remains employed hereunder), reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with Company policies.

          b.     Perquisites.    Executive shall be entitled to the following perquisites in connection with her employment hereunder:

          (i)    Automobile Expenses.    The Company shall pay reasonable automobile expenses incurred by Executive during the Employment Term (so long as Executive remains employed hereunder) in connection with the performance of Executive's duties hereunder.

          (ii)   Relocation Expenses.    The Company hereby acknowledges that, in connection with Executive's commencement of employment hereunder, Executive shall be required to relocate her primary residence to a location more convenient to the performance of her duties hereunder, and that, in connection with such relocation, Executive intends to offer for sale her current primary residence (the "Residence"). The Company hereby agrees to reimburse Executive for the following costs and expenses in connection with the sale of the Residence: (A) the costs of the performance of two separate appraisals of the value and reasonable target sale price of the Residence (the average of such two target sales prices (excluding any estimated closing costs associated with such sale) shall hereinafter be referred to as the "Target Sale Price"), with each such appraisal to be performed by an independent, industry-qualified professional appraiser that is mutually acceptable to Executive and the Company, (B) with respect to the period commencing on the Commencement Date and ending no later than the first anniversary of the Commencement Date (but in no event later than the date of the closing of the sale of the Residence), so long as Executive remains employed hereunder (the "Reimbursement Period"), all costs incurred by Executive specifically related to Executive's maintaining her ownership of the Residence during such Reimbursement Period, including, without limitation, any mortgage payment, insurance premium, utilities bill, property tax, and reasonable maintenance costs, but excluding any such costs payable during the Reimbursement Period but relating to Executive's ownership of the Residence prior to the Commencement Date; and (C) so long as Executive remains employed hereunder at the time of the sale of the Residence, the excess, if any, of the Target Sale Price over the actual sale price of the Residence.

        In addition to the foregoing, the Company shall reimburse Executive for reasonable travel, lodging and moving expenses incurred by Executive in connection with Executive's commencement of employment hereunder, after receipt of documentation of such expenses from Executive in accordance with Company relocation policies.

        8.    Termination.

          a.     By the Company For Cause or By Executive's Resignation Without Good Reason.

          (i)    The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause (as defined below) or upon Executive's resignation without Good Reason (as defined in Section 8(c) below) at any time.

          (ii)   For purposes of this Agreement, "Cause" shall mean (A) Executive's continued failure to substantially perform Executive's duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), taken as a whole, for a period of 30 days following written notice by the Company to Executive of such failure describing such failure, (B) dishonesty in the performance of Executive's duties hereunder, (C) an act or acts on Executive's part constituting (x) a (non-vehicular) felony under the laws of the United States or any state thereof or (y) a (non-vehicular) misdemeanor involving moral turpitude, (D) Executive's willful malfeasance or willful misconduct in connection with (i) Executive's duties hereunder or (ii) any improper act or omission which is injurious (other than an injury which is insubstantial and insignificant, taking into account all of the circumstances) to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, (E) Executive's intentional or material breach of the provisions of Section 9, 10 or 11 of this Agreement, or (F) Executive's failure to purchase from the Company on December 1, 2003, 100,000 shares of Common Stock, as required by Section 5(a) of this Agreement.

          (iii)  If Executive's employment is terminated by the Company for Cause, or if Executive resigns without Good Reason after giving the Company 30 days advance written notice of such resignation, Executive shall be entitled to receive:

          (A)  the Base Salary through the date of termination;

          (B)  any Annual Bonus earned but unpaid as of the date of termination for any previously completed Fiscal Year;

          (C)  reimbursement for any unreimbursed business and/or relocation expenses properly incurred by Executive in accordance with Company policy or as otherwise set forth in Section 7(b)(ii) above prior to the date of Executive's termination; and

          (D)  such Employee Benefits (including but not limited to accrued vacation pay) or equity-related rights, if any, as to which Executive may be entitled under the employee benefit plans of the Company or the Option Documents, respectively (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights").

        Following such termination of Executive's employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

          b.     Death or Disability.

          (i)    The Employment Term and Executive's employment hereunder shall terminate upon Executive's death or if Executive becomes physically or mentally incapacitated and is therefore unable, for a period of six consecutive months or for an aggregate of nine months in any 24 consecutive month period, to perform Executive's duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the

  Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

          (ii)   Upon termination of Executive's employment hereunder for either death or Disability, Executive or Executive's estate (as the case may be) shall be entitled to receive:

          (A)  the Accrued Rights; and

          (B)  the Target Bonus for such year pursuant to Section 4 hereof, payable when such Annual Bonus would have otherwise been payable had Executive's employment not terminated.

        Following Executive's termination of employment due to death or Disability, except as set forth in this Section 8(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

          c.     By the Company Without Cause or Resignation by Executive for Good Reason.

          (i)    The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause or by Executive for Good Reason at any time.

          (ii)   For purposes of this Agreement, "Good Reason" shall mean (A) the failure of the Company to pay or cause to be paid Executive's Base Salary or Annual Bonus (if any) when due hereunder or (B) any substantial and sustained diminution in Executive's authority or responsibilities from those described in Section 2 hereof; provided, that, either of the events described in clauses (A) and (B) of this Section 8(c)(ii) shall constitute Good Reason only if the Company shall have failed to cure such event within 30 days after the Company's receipt of written notice by Executive describing the events which Executive alleges constitute Good Reason.

          (iii)  Prior to a Change of Control (as defined in Section 8(c)(v),below), if Executive's employment is terminated by the Company without Cause based on Executive's performance of Executive's duties to the Company hereunder, as determined by the Board in its sole discretion (other than by reason of death or Disability) (a "Performance Termination"), Executive shall be entitled to receive:

          (A)  the Accrued Rights; and

          (B)  subject to Executive's continued compliance with the provisions of Sections 9, 10 and 11, (1) continued payment of the Base Salary and (2) continuation of medical, dental and life insurance benefits, in each case, subject to Section 9(b) hereof, for 24 months after the date of such termination; provided, that, the aggregate amount described in this clause (B) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates; and provided, further, that the medical and dental benefits shall terminate upon Executive becoming eligible to receive comparable benefits from any other source, of which Executive is required to promptly notify the Company.

        Following a Performance Termination, except as set forth in this Section 8(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

          (iv)  If Executive's employment is terminated, (x) prior to a Change of Control, by the Company without Cause, other than by reason of a Performance Termination, (y) after the occurrence of a Change of Control, by the Company without Cause for any reason (other than by reason of death or Disability) or (z) by Executive for Good Reason at any time, Executive shall be entitled to receive:

          (A)  the Accrued Rights; and

          (B)  subject to Executive's continued compliance with the provisions of Sections 9, 10, and 11, and, except as otherwise limited by Section 9(b) hereof, (1) continued payment of the Base Salary for 24 months after the date of such termination, (2) continuation of medical, dental and life insurance benefits for 24 months after the date of such termination and (3) an amount equal to the sum of the Annual Bonus actually earned with respect to the prior two Fiscal Years of the Company (if Executive has been employed hereunder more than one but less than two Fiscal Years, such payment shall be equal to two times Executive's Annual Bonus earned with respect to the previous Fiscal Year, and if Executive has been employed hereunder less than one Fiscal Year, such payment shall be equal to two times Executive's Target Bonus for such Fiscal Year), payable in substantially equal monthly installments during such 24-month period; provided, that, the aggregate amount described in this clause (B) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates; and provided, further, that the medical and dental benefits shall terminate upon Executive becoming eligible to receive comparable benefits from any other source, of which Executive is required to promptly notify the Company.

        Following Executive's termination of employment, (x) prior to a Change of Control, by the Company without Cause, other than by reason of a Performance Termination, (y) after the occurrence of a Change of Control, by the Company without Cause for any reason (other than by reason of death or Disability) or (z) by Executive for Good Reason at any time, except as set forth in this Section 8(c)(iv), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

          (v)   For purposes of this Agreement, "Change of Control" shall mean (A) a sale of all or substantially all of the assets of the Company to a person who is not an affiliate of Kohlberg Kravis Roberts & Co. L.P. ("KKR"), (B) a sale by KKR or any of its affiliates (collectively, the "KKR Partnerships") resulting in more than 50% of the voting stock of the Company being held by a person or group that does not include any of the KKR Partnerships or (C) the consummation of a merger or consolidation of the Company into another person that is not an affiliate of KKR; if and only if any such event results in the inability of the KKR Partnerships to elect a majority of the Board or of the board of directors of the resulting entity.

          d.     Expiration of Employment Term.

          (i)    Election Not to Extend the Employment Term.    In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive's employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 8, Executive's termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date. If the Company so elects not to extend the Employment Term, Executive shall be treated as having been terminated without Cause and Executive's rights and obligations shall be determined in accordance with Section 8(c)(iii) or Section 8(c)(iv), as the Board shall determine. If Executive so elects not to extend the Employment Term, Executive shall be entitled to the Accrued Rights.

        Following such termination of Executive's employment hereunder as a result of either party's election not to extend the Employment Term, except as set forth in this Section 8(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

          (ii)   Continued Employment Beyond the Expiration of the Employment Term.    Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the expiration of the Employment Term shall be deemed an employment-at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive's employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 9, 10, 11, 12 and 13(h) of this Agreement shall survive any termination of this Agreement or Executive's termination of employment hereunder.

          e.     Notice of Termination.    Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(g) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

          f.      Board Resignation.    Upon termination of Executive's employment for any reason, Executive agrees to resign, as of the date of such termination, from the Board and the Board of Directors of any of the Company's affiliates.

          g.     Execution of Release of All Claims.    Upon good and valuable consideration, the receipt of which the Executive hereby acknowledges, upon termination of Executive's employment for any reason in accordance with the terms hereof, Executive agrees to execute a release of all claims against the Company and its shareholders, and any of their respective subsidiaries, affiliates, shareholders, partners, directors, officers, employees and agents (the "Protected Group"), substantially in the form attached hereto as Exhibit F. Notwithstanding anything set forth in this Agreement to the contrary, upon termination of Executive's employment for any reason in accordance with the terms hereof, Executive shall not receive any payments or benefits to which she may be entitled hereunder (other than those which by law cannot be subject to the execution of a release) (A) if Executive revokes such release or (B) until eight days after the date Executives signs such release (or until such other date as applicable law may provide that Executive cannot revoke such release).

          h.     Accrued Rights.    The Accrued Rights, other than those set forth in Section 8(a)(iii)(D) of this Agreement, shall be paid to the Executive (or Executive's Estate) when such payments were otherwise due to Executive, but in no event later than thirty (30) days following the occurrence of the termination event.

        9.    Non-Competition.

          a.     Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

          (1)   During the Employment Term and, subject to Section 9(b) of this Agreement, for a period of two years following the date Executive ceases to be employed by the Company (the "Restricted Period"), Executive will not directly or indirectly, (i) engage in any business that competes with the business of the Company or any affiliate of the Company in the Company's line of business (each, a "Company Entity"), including, without limitation, businesses which any Company Entity has specific plans to conduct within the next twelve (24) months and as to which Executive is aware of such planning, (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of any Company Entity, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the business of any Company Entity, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or

  (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between any Company Entity and customers or suppliers of such Company Entity.

          (2)   Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of any Company Entity which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 1% or more of any class of securities of such person.

        (3)   During the Restricted Period, Executive will not, directly or indirectly, (i) solicit or encourage any employee of any Company Entity to leave the employment of any Company Entity, or (ii) hire any such employee who was employed by a Company Entity as of the date of Executive's termination of employment with the Company or who left the employment of a Company Entity within one year prior to or after the termination of Executive's employment with the Company.

        (4)   During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with any Company Entity any consultant then under contract with such Company Entity.

          b.     Notwithstanding any provision of this Agreement to the contrary, on or after the date that is 18 months after the date of Executive's termination of employment hereunder, Executive shall be entitled to engage in any of the activities specifically prohibited under Section 9(a) of this Agreement and such activity shall not constitute a breach of this Agreement, provided, that, Executive shall provide written notice to the Company not less than 30 days prior to her commencement of such activities and such notice shall constitute a waiver by Executive of her rights to any further payment of all amounts and continuation of benefits due under Section 8(c)(iii)(B) or 8(c)(iv)(B) hereof beyond the later of the date such activity commences or the date that is 18 months after the date of Executive's termination of employment hereunder.

          c.     It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

        10.    Confidentiality.    Executive will not at any time (whether during or after Executive's employment with the Company) disclose or use for Executive's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive agrees that upon termination of Executive's employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Executive further agrees that he will not retain or use for Executive's account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

        11.    Non-disparagement.

          a.     Executive shall not at any time make any oral or written statement about the Company, its subsidiaries or its shareholders, regarding any of the foregoing's financial status, business, compliance with laws, ethics, shareholders, partners, personnel, directors, officers, employees, consultants, agents, services, business methods or otherwise, which is intended or reasonably likely to disparage any member of the Protected Group, or otherwise degrade any member of the Protected Group's reputation in the business, industry or legal community in which any such member operates; provided, that, Executive shall be permitted to make such statements to the extent necessary to defend herself against (i) any statement made by the Company in breach of its obligations under Section 11(b) of this Agreement, and (ii) any public statement, other than a statement made under Section 11(b) hereof, that is made by any officer or director of the Company which is intended or reasonably likely to disparage Executive or otherwise degrade Executive's reputation in the business or industry in which Executive operates, in each case, only if Executive reasonably believes that her statements made in such defense are true and accurate statements.

          b.     The Company shall not issue any press release or public statement about Executive which is intended or reasonably likely to disparage Executive, or otherwise degrade Executive's reputation in the business or industry in which Executive operates; provided, that, the Company shall be permitted to (i) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, (ii) issue any press release or public statement regarding the fact of a termination of Executive's employment and, (iii) defend itself against any statement made by Executive that is intended or reasonably likely to disparage any member of the Protected Group or otherwise degrade any member of the Protected Group's reputation in the business, industry or legal community in which such member of the Protected Group operates, only if the Company reasonably believes that the statements made in such defense are not false statements.

        12.    Specific Performance.    Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 9, 10 or 11 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

        13.    Miscellaneous.

          a.     Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

          b.     Entire Agreement/Amendments.    This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company, subject to the provisions of the Option Documents and the Sale Participation Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

          c.     No Waiver.    The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          d.     Severability.    In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

          e.     Assignment.    This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to its affiliates or to a person or entity that is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company; provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

          f.      Successors; Binding Agreement.    This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

          g.     Notice.    For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by overnight courier or United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

    If to the Company:

    c/o Kohlberg Kravis Roberts & Co.
    9 West 57th Street
    Suite 4200
    New York, NY 10019
    Attention: Marc Lipschultz

    With a copy to:

    Simpson Thacher & Bartlett LLP
    425 Lexington Avenue
    New York, New York 10017
    Attention: Alvin Brown, Esq.

    If to Executive:

    To the most recent address of Executive set forth in the personnel records of the Company.

    With a copy to:

    Neal, Gerber & Eisenberg LLP
    2 North LaSalle Street
    Suite 2200
    Chicago, Illinois 60602
    Attention: Barry J. Shkolnik, Esq.

          h.     Indemnification.    The Company agrees that if Executive is made a party to any action, suit or proceeding by reason of the fact that Executive is or was a director, officer or employee of the Company, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or, if greater, by the laws of the state of the Company's incorporation as of the date of the matter at issue, against all cost, expense, liability and loss reasonably incurred or suffered by Executive. The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering Executive that is no less favorable than the policy covering other directors and senior officers of the Company. The provisions of this paragraph and the provisions of Sections 9, 10, 11 and 12 of this Agreement, shall survive the termination of Executive's employment for any reason.

          i.      Executive Representation.    Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of the Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

          j.      Jurisdiction; Right to Jury Trial.    Each party hereby consents to the jurisdiction of the federal and state courts in the State of New York, irrevocably waives any objection it may now or hereafter have to laying of the venue of any suit, action or proceeding in connection with this Agreement in any such court, and agrees that service upon it shall be sufficient if made by registered mail. EXECUTIVE HEREBY AGREES TO WAIVE HER RIGHT TO A JURY TRIAL OVER ANY DISPUTE ARISING UNDER THIS AGREEMENT.

          k.     Withholding Taxes.    The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

          l.      Counterparts.    This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE BOYDS COLLECTION, LTD.
By:
JAN L. MURLEY Title: Chief Executive Office

Exhibit A

SALE PARTICIPATION AGREEMENT

As of [                        ], 2003

To:	The Person whose name and address are set forth on the signature page hereof

Dear Sir or Madam:

        You have entered into certain agreements and arrangements between The Boyds Collection, Ltd., a Maryland corporation ("the Company"), and you relating to your ownership and/or purchase of shares of the common stock, par value $.0001 per share of the Company (the "Common Stock"). KKR 1996 Fund L.P. (together with its affiliates, the "Investors") also has purchased shares of Common Stock and hereby agree with you as follows, effective upon such purchase of Common Stock by you:

        1.     In the event that at any time the Investors (each, a "Selling Party" and collectively, the "Selling Parties"), propose to sell for cash or any other consideration any shares of Common Stock owned by them, in any transaction other than a public offering or a sale to an affiliate of an Investor or a partner, executive or employee of KKR or an affiliate thereof who agrees in writing to be bound by the provisions hereof (it being understood that if Common Stock owned by an Investor is pledged to a financial institution as collateral for a bona fide loan and such Common Stock is transferred to such financial institution pursuant to the terms of the definitive agreements evidencing such loan and pledge, such transfer shall not constitute a Proposed Sale hereunder), the Investors will notify you or your executors, administrators, testamentary trustees, legatees or beneficiaries (collectively, your "estate"), as the case may be, in writing (a "Notice") of such proposed sale (a "Proposed Sale") and the material terms of the Proposed Sale as of the date of the Notice (the "Material Terms") promptly, and in any event not less than 15 days prior to the consummation of the Proposed Sale and not more than 5 days after the execution of the definitive agreement relating to the Proposed Sale, if any (the "Sale Agreement"). If within 10 days of your or your estate's receipt of such Notice the Selling Party receives from you or your estate a written request (a "Request") to include Common Stock held by you or your estate, in the Proposed Sale (which Request shall be irrevocable unless (a) there shall be a material adverse change in the Material Terms or (b) if otherwise mutually agreed to in writing by you or your estate and the Selling Party), the Common Stock so held by you will be so included as provided herein; provided that only one Request, which shall be executed by you or your estate may be delivered with respect to each Proposed Sale for all Common Stock held by you or your estate. Promptly after the consummation of the transactions contemplated thereby, the Selling Party will furnish you or your estate with a copy of the Sale Agreement, if any.

        2.     The number of shares of Common Stock which you or your estate will be permitted to include in a Proposed Sale pursuant to a Request will be (i) the product of (A) the number of shares of Common Stock then owned by you or your estate, as the case may be, plus all shares of Common Stock which you are then entitled to acquire under an unexercised option to purchase shares of Common Stock, to the extent such option is then vested or would become vested as a result of the consummation of the Proposed Sale by the Investors and (B) the vesting percentage set forth in the option agreement under the Company's option plan, multiplied by (ii) the quotient determined by dividing (1) the aggregate number of shares of Common Stock proposed to be sold in the Proposed Sale by (2) the sum of (x) the aggregate number of shares of Common Stock owned by all parties who have rights pursuant to this Agreement and (y) the aggregate number of shares of Common Stock held by the Investors, including any affiliates of KKR. If one or more holders of shares of Common Stock who have been granted the same rights granted to you or your estate hereunder elect not to include the maximum number of shares of Common Stock which such holders would have been permitted to include in a Proposed Sale (the "Eligible Shares"), the Investors, or such remaining holders of shares of Common Stock, or any of them, may sell in the Proposed Sale a number of additional shares of Common Stock owned by any of them equal to their pro rata portion of the number of Eligible Shares not included in the Proposed Sale, based on the relative number of shares of Common Stock then held by each such holder, and such additional shares of Common Stock which any such holder or holders propose to sell shall not be included in any calculation made pursuant to the first sentence of this Paragraph 2 for the purpose of determining the number of shares of Common Stock which you or your estate will be permitted to include in a Proposed Sale. The Investors may sell in the Proposed Sale additional shares of Common Stock owned by any of them equal to any remaining Eligible Shares which will not be included in the Proposed Sale pursuant to the foregoing.

        3.     If the Investors (including KKR or its affiliates) receive an offer from a person who is not affiliated with KKR to purchase in a Proposed Sale (a) at least a majority of the shares of Common Stock then outstanding or (b) all or substantially all of the shares of Common Stock owned by the Investors, and such offer is accepted by the Investors, then each of you and/or your estate hereby agrees that, if requested by the Investors ("KKR Request"), you and your estate will sell in such Proposed Sale on the same terms and conditions (including, without limitation, time of payment and form of consideration) as to be paid and given to the Investors, the number of shares of Common Stock equal to the number of shares of Common Stock owned by you and/or your estate multiplied by (x) in the case of a Proposed Sale described in clause (a) above, the percentage of the then outstanding shares of Common Stock to which the Proposed Sale is applicable or (y) in the case of a Proposed Sale described in clause (b) above, the percentage of the shares of Common Stock owned by the Investors to which the Proposed Sale is applicable.

        4.     (a) Except as may otherwise be provided herein, shares of Common Stock subject to a Request will be included in a Proposed Sale pursuant hereto and in any agreements with purchasers relating thereto on the same terms and subject to the same conditions applicable to the shares of Common Stock which the Selling Party proposes to sell in the Proposed Sale. Such terms and conditions shall include, without limitation: the sales price; the payment of fees, commissions and expenses; the provision of, and representation and warranty as to, information requested by the Selling Party; and the provision of requisite indemnifications; provided that any indemnification provided by you or your estate shall be pro rata in proportion with the number of shares of Common Stock to be sold.

          (b)   In the event of a transaction (such as a merger or consolidation) involving the Company which results in a change of control transaction but is not a Proposed Sale (a "Proposed Transaction"), you agree on behalf of yourself and your estate to bear your pro rata share of any fees, commissions, adjustments to purchase price, expenses or indemnities borne by the Investors.

          (c)   Your pro rata share of any amount pursuant to Paragraphs 4(a) or (b) shall be based upon the number of shares of Common Stock owned by you and your estate plus the number of shares of Common Stock you would have the right to acquire under unexercised options which are then vested or would become vested as a result of the Proposed Sale or Proposed Transaction.

          (d)   The Investors shall be entitled to estimate the amount of fees, commissions, adjustments to purchase price, expenses or indemnities in connection with any Proposed Sale or Proposed Transaction and to withhold such amounts from payments to be made to you and your estate at the time of closing of such Proposed Sale or Proposed Transaction; provided that, (i) such estimate shall not preclude The Investors from recovering additional amounts from you and your estate in respect of such fees, commissions, adjustments to purchase price, expenses or indemnities and

  (ii) The Investors shall reimburse you and your estate to the extent actual amounts are ultimately less than the estimated amounts.

        5.     Upon delivering a Request, you or your estate will, if requested by the Selling Party, execute and deliver a custody agreement and power of attorney in form and substance satisfactory to the Selling Party with respect to the shares of Common Stock which are to be sold by you or your estate pursuant hereto (a "Custody Agreement and Power of Attorney"). The Custody Agreement and Power of Attorney will provide, among other things, that you or your estate will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such shares of Common Stock (duly endorsed in blank by the registered owner or owners thereof) and irrevocably appoint said custodian and attorney-in-fact as your or your estate's representative, agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on your or your estate's behalf with respect to the matters specified therein.

        6.     Your or your estate's right pursuant hereto to participate in a Proposed Sale shall be contingent on your or your estate's strict compliance with each of the provisions hereof and your or your estate's willingness to execute such documents in connection therewith as may be reasonably requested by the Selling Party.

        7.     The obligations of the Investors hereunder shall extend only to you or your estate and no one else, including any successors or assigns shall have any rights pursuant hereto. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Common Stock, to any and all shares of capital stock which may be issued in respect of, in exchange for, or substitution of the Common Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.

        8.     (a) Until such time as the Investors cease to own 20% or more of the voting equity securities of the Company, the Company will promptly notify you or your estate in writing (a "Registration Notice") of any proposed registration (a "Proposed Registration") in connection with a public offering pursuant to an effective registration statement relating to the sale of shares of Common Stock by the Investors (a "Qualified Public Offering"). If within 15 days of the receipt by you or your estate of such Notice, the Company receives from you or your estate a written request (a "Request") to register shares of Common Stock held by you or your estate (which Request will be irrevocable unless otherwise mutually agreed to in writing by you or your estate and the Company), shares of Common Stock will be so registered as provided in this Section 8(a); provided, however, that for each such registration statement only one Request, which shall be executed by you or your estate may be submitted for all shares of Common Stock held by you or your estate.

          (b)   The maximum number of shares of Common Stock which will be registered pursuant to a Request will be the lowest of (i) (x) the product of (A) the number of shares of Common Stock then held by you or your estate, as the case may be, plus all shares of Common Stock which you are then entitled to acquire under an unexercised option to purchase shares of Common Stock, to the extent such option is then vested and (B) the vesting percentage set forth in the option agreement under the Company's option plan, multiplied by (ii) the quotient determined by dividing (1) the aggregate number of shares of Common Stock requested by the Investors to be registered by (2) the sum of (x) the aggregate number of shares of Common Stock owned by the Investors and (y) the aggregate number of shares of Common Stock held by other parties that have a right to request registration of their shares of Common Stock in such offering and (ii) the maximum number of shares of Stock which the Investors and members of management can register in the Proposed Registration without adverse effect on the offering in the view of the managing underwriters (reduced pro rata with all other members of management) as more fully described in subsection (c) of this Section 8.

          (c)   If a Proposed Registration involves an underwritten offering and the managing underwriter advises the Company or the Investors in writing that, in its opinion, the number of shares of Common Stock requested to be included in the Proposed Registration exceeds the number which can be sold in such offering, so as to be likely to have an adverse effect on the price, timing or distribution of the shares of Common Stock offered in such Qualified Public Offering as contemplated by the Investors, then will include in the Proposed Registration (i) first, 100% of the shares of Common Stock the Company proposes to sell and (ii) second, to the extent of the number of shares of Common Stock requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, the number of shares of Common Stock which the holders of the Company's registrable securities ("Holders"), including, without limitation, the Investors, you and your estate have requested to be included in the Proposed Registration, such amount to be allocated pro rata among all requesting Holders on the basis of the relative number of shares of Common Stock then held by each such Holder (provided that any shares thereby allocated to any such Holder that exceed such Holder's request will be reallocated among the remaining requesting Holders in like manner).

          (d)   Upon delivering a Request you or the representative of your estate will, if requested by the Company or the Investors, execute and deliver a custody agreement and power of attorney in form and substance satisfactory to the Company or the Investors with respect to the shares of Common Stock to be registered pursuant to this Section 8 (a "Custody Agreement and Power of Attorney"). The Custody Agreement and Power of Attorney will provide, among other things, that you will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such shares of Common Stock (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact as your agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on your behalf with respect to the matters specified therein.

          (e)   You and your estate agree that you or your estate representative will execute such other agreements as the Company, the Investors or the underwriter may reasonably request to further evidence the provisions of this Section 8, including a registration rights agreement in a form reasonably provided to you by the Company.

        9.     This Agreement shall terminate and be of no further force and effect on the earlier of the date that is 18 months after the date of your termination of employment, or the date on which the Investors cease to own 20% or more of the Company's equity voting securities.

        10.   All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered to the party to whom it is directed:

        If to the Investors to it at the following address:

    c/o Kohlberg Kravis Roberts & Co.
    9 West 57th Street
    Suite 4200
    New York, New York 10019
    Attn: Scott M. Stuart

with a copy to:

    Simpson Thacher & Bartlett LLP
    425 Lexington Avenue
    New York, New York 10017
    Attn: Alan G. Schwartz, Esq.

        If to you, to you at the address first set forth above herein; If to your estate, at the address provided to such parties by such entity; or at such other address as any of the above shall have specified by notice in writing delivered to the others by certified mail, overnight delivery or telecopy.

        11.   The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of New York, as the Selling Parties may elect in their sole discretion, and you hereby submit to the non-exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment. You hereby irrevocably waive any right which you may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. You hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

        12.   If KKR transfers its interest in the Company to an affiliate of KKR, such affiliate shall assume the obligations hereunder as an Investor.

        13.   Notwithstanding any other provision of this Agreement, neither the officers or directors of KKR, nor any general partner, limited partner or member of any affiliate or future general or limited partner or member of any affiliate of KKR, shall have any personal liability for performance of any obligation of such entity under this Agreement.

        It is the understanding of the undersigned that you are aware that no Proposed Sale presently is contemplated and that such a sale may never occur.

        If the foregoing accurately sets forth our agreement, please acknowledge your acceptance thereof in the space provided below for that purpose.

Very truly yours,
THE INVESTORS:
KKR 1996 FUND L.P.
By:	KKR Associates 1996 L.P., its general partner
By:	KKR 1996 GP LLC, its general partner
By:
THE BOYDS COLLECTION, LTD. (only with respect to obligations under Section 8 of the Agreement)
By: Title:
Accepted and agreed to:
By:
[Address]

Exhibit F

RELEASE

        In exchange for a portion of the benefits described in the attached Employment Agreement dated October    , 2003 (the "Agreement"), to which I agree I am not otherwise entitled, I hereby release The Boyds Collection Ltd. (the "Company"), its respective affiliates, subsidiaries, predecessors, successors, assigns, officers, directors, employees, agents, stockholders, attorneys, and insurers, past, present and future (the "Released Parties") from any and all claims of any kind which I now have or may have against the Released Parties, whether known or unknown to me, by reason of facts which have occurred on or prior to the date that I have signed this Release; provided, that such released claims shall not include any claims to enforce your rights under, or with respect to, the Agreement. Notwithstanding the generality of the preceding sentence, such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of my employment with the Company, as well as any and all claims under state contract or tort law or otherwise.

        I hereby represent that I have not filed any action, complaint, charge, grievance or arbitration against the Company or the Released Parties.

        I understand and agree that I must forever continue to keep confidential all proprietary or confidential information which I learned while employed by the Company, whether oral or written and as defined in the Agreement ("Confidential Information") and shall not make use of any such Confidential Information on my own behalf or on behalf of any other person or entity; provided however, that I may divulge such Confidential Information if I am required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company, or by any administrative or legislative body with apparent jurisdiction to order me to divulge, disclose or make accessible such Confidential Information.

        I expressly understand and agree that the Company's obligations under this Release are in lieu of any and all other amounts to which I might be, am now or may become entitled to receive from any of the Released Parties upon any claim whatsoever.

        I understand that I must not disclose the terms of this Release and the Agreement to anyone other than my immediate family, financial advisors (if any) and legal counsel, that I must immediately inform my immediate family, financial advisors (if any) and legal counsel that they are prohibited from disclosing the terms of this Release and the Agreement.

        It is understood that I will not be in breach of the nondisclosure provisions of this Release if I am required to disclose information pursuant to a valid subpoena or court order, provided that I notify the Company (to the attention of the General Counsel of the Legal Department) within one business day that I have received the subpoena or court order which may require me to disclose information protected by this Release. Notwithstanding the foregoing, I may also disclose the terms of this Release to government taxing authorities.

        I agree that any violation or breach by me of my nondisclosure obligations, without limiting the Company's remedies, shall give rise on the part of the Company to a claim for relief to recover from me, before a court of competent jurisdiction, any and all amounts previously paid to or on behalf of me

F-1

by the Company pursuant to the Agreement, but shall not release me from the performance of my obligations under this Release.

        I will not apply for or otherwise seek employment with the Released Parties.

        I have read this Release carefully, acknowledge that I have been given at least 21 days to consider all of its terms, and have been advised to consult with an attorney and any other advisors of my choice prior to executing this Release, and I fully understand that by signing below I am voluntarily giving up any right which I may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. I also understand that I have a period of 7 days after signing this Release within which to revoke my agreement, and that neither the Company nor any other person is obligated to provide any benefits to me pursuant to the Agreement until 8 days have passed since my signing of this Release without my signature having been revoked. I understand that any revocation of this Release must be received by the Senior Vice President or Executive Vice President of Human Resources within the seven-day revocation period. Finally, I have not been forced or pressured in any manner whatsoever to sign this Release, and I agree to all of its terms voluntarily. I represent and acknowledge that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties or by any other individual to influence me to sign this Release except such statements as are expressly set forth herein or in the Agreement.

        This Release is final and binding and may not be changed or modified.

DATE	Jan Murley

F-2

AMENDMENT TO EMPLOYMENT AGREEMENT
(Jan L. Murley)

        THIS AMENDMENT, dated as of the    day of March, 2004, by and between The Boyds Collection, Ltd., a Maryland corporation (the "Company") and Jan L. Murley (the "Executive").

RECITALS

        WHEREAS, the Company and the Executive entered into an Employment Agreement, dated as of October 21, 2003 (the "Employment Agreement"), pursuant to which the Company agreed to employ the Executive, and the Executive agreed to become employed by the Company, pursuant to the terms and conditions of such Employment Agreement; and

        WHEREAS, the Company and the Executive desire to amend Section 5(a)(iii) of the Employment Agreement to change the date when the Company must file with the Securities Exchange Commission a registration statement on Form S-8 registering the Executive's re-sale, after the Executive's employment is terminated, of 100,000 shares of common stock of the Company that the Executive purchased from the Company pursuant to Section 5(a) of the Employment Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

          1.     Section 5(a)(iii) of the Employment Agreement is hereby amended by deleting the date "March 15, 2004" and replacing it with "April 30, 2004".

          2.     All capitalized terms used herein that are not defined in this Amendment shall have the meaning given to such terms in the Employment Agreement.

          3.     This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          4.     Except as provided in this Amendment, all terms of the Employment Agreement shall remain in full force and effect.

          5.     This Amendment shall become effective as of the date first above written.

        IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the day and year first set forth above.

THE BOYDS COLLECTION, LTD.

By: Joseph E. Macharsky Title: Chief Financial Officer
JAN L. MURLEY

2

QuickLinks

EMPLOYMENT AGREEMENT (Jan L. Murley)
Exhibit A
SALE PARTICIPATION AGREEMENT
Exhibit F RELEASE
AMENDMENT TO EMPLOYMENT AGREEMENT (Jan L. Murley)
RECITALS